UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2007

INTRALASE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50939	38-3380954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Jeronimo, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 859-5230

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2007 IntraLase Corp. entered into an agreement with Escalon Medical Corp. to settle all outstanding disputes and litigation between the parties.

Under the settlement agreement, IntraLase will make a lump sum payment to Escalon of $9,600,000 in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, Escalon’s ownership of all patents and intellectual property formerly licensed by IntraLase from Escalon will be obtained by IntraLase, and the license agreement will terminate. In addition, the payment from IntraLase satisfies all outstanding past, current and future royalties owed or alleged to be owed by IntraLase to Escalon.

Item 1.02 Termination of a Material Definitive Agreement.

In 1997, IntraLase Corp. and Escalon Medical Corp. entered into an agreement under which IntraLase became the exclusive licensee of certain patents, technology and intellectual property owned by Escalon. This agreement was amended and restated in October 2000. The original and amended license agreement are collectively referred to as the “License Agreement.” Disputes arose between the parties culminating in litigation between the parties.

On February 27, 2007 Escalon Medical Corp. entered into an agreement with IntraLase Corp. to settle all outstanding disputes and litigation between the parties. Under the settlement agreement, IntraLase will make a lump sum payment to Escalon of $9,600,000 in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, Escalon’s ownership of all patents and intellectual property formerly licensed to IntraLase from Escalon will be obtained by IntraLase, and the License Agreement will terminate.

Item 8.01 Other Events.

On February 28, 2007 IntraLase Corp. issued a press release announcing that it entered into an agreement with Escalon Medical Corp. to settle all outstanding disputes and litigation between the parties.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number Description

99.1 Press Release dated February 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRALASE CORP.
(Registrant)

Date: March 5, 2007
/s/ Shelley B. Thunen

Shelley B. Thunen
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 28, 2007